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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) December 27, 2000.


                                 USG Corporation
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             (Exact name of registrant as specified in its charter)

                         Commission File Number: 1-8864
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                Delaware                                      36-3329400
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     (State or other jurisdiction of                       (I.R.S. Employer
      incorporation or organization)                      Identification No.)

125 South Franklin Street, Chicago, Illinois                 60606-4678
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  (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code    (312) 606-4000
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     Item 5. OTHER EVENTS.

Plant Shutdowns

     USG Corporation has recently decided to shut down two old, high-cost production lines for its SHEETROCK brand gypsum wallboard. The company is nearing completion of a major modernization of its gypsum wallboard capacity, enabling it to replace old capacity with much more efficient new facilities. As this modernization program progressed, the company previously closed four other high-cost facilities.

     On February 1, 2001, the older of two gypsum wallboard manufacturing lines at its Fort Dodge, Iowa plant will close, eliminating approximately 150 million square feet of high-cost capacity. The production line, which was built in 1952, is much slower and more costly to operate than newer capacity the company has recently built. One of those projects, a modernization and expansion of USG's East Chicago, Ind. wallboard plant, was completed in November 1999 and will now service some customers previously served by the old line at Fort Dodge.

     The second facility, the gypsum wallboard manufacturing line at its Oakfield, N.Y. plant, will be closed effective February 18, 2001. That will eliminate approximately 400 million square feet of high-cost capacity in the Northeast. The company plans to shift production to a new low-cost, high-speed plant that it opened earlier this year in Aliquippa, Pa. The Aliquippa facility also benefits from lower raw material costs and is located closer to major markets. Operations at the Oakfield facility date to the 1820s, when an underground mining operation was established. The operation was acquired by USG when the company was founded in 1902. The current wallboard production line was originally built in 1922 and modernized in 1980. The line closure will not effect other operations at the plant, including a paper mill producing gypsum liner paper.

     The company is finalizing the shutdown costs associated with these two line closures as well a recently announced salaried workforce reduction program. Details will be announced in early January, 2001.

Market Update

     Market conditions for USG's largest business unit, United States Gypsum Company, remain very challenging, primarily due to lower demand and realized selling prices for its SHEETROCK brand gypsum wallboard. In addition, U. S. Gypsum Company's non-wallboard businesses, as well as USG's two other major operating units, USG Interiors and L&W Supply, are experiencing a seasonal slowdown in the fourth quarter that is effecting revenues and operating margins.




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     Results in all three of these businesses have also been impacted by higher motor fuel and natural gas costs which have increased production, delivery and raw materials costs significantly.

     In the first two months of the fourth quarter, total industry gypsum wallboard shipments, including imports, are 9 percent below the level for the same period last year. For the first eleven months of this year, shipments are about 5 percent lower than the same period last year.

     U.S. Gypsum's nationwide average realized price (the selling price less freight to the customer) of wallboard was $98 per thousand square feet in November, about 19 percent lower than the third quarter, 2000 average of $121.13. Prices have declined further in December due to seasonally lower demand and the industry oversupply situation.

     The company announced on December 13 that it will be raising prices on all SHEETROCK brand gypsum products $15 per thousand square feet effective December
26. This action is being taken due to the dramatic increase in energy costs experienced by the company.

     Since the start of the fourth quarter, market prices for natural gas have more than doubled, rising 130 percent, and have risen 157 percent since the beginning of the year. The impact of these increases on manufacturing costs has been significant, although they have been mitigated somewhat by the company's natural gas hedging program. Currently, natural gas prices in 2001 are expected to remain well above this year's levels.

Asbestos

     In asbestos liability matters, new personal injury cases against U.S. Gypsum Company were filed at roughly the same monthly rate during October and November as was experienced during the third quarter, when 15,300 new cases were filed. December filings are not yet available.

     The company has recently concluded that it will be able to estimate U.S. Gypsum's liability for asbestos filings over the next few years by year-end. Details of this quantification and an associated earnings charge will be announced in early January 2001.

Forward Looking Statements

     This Form 8-K filing contains forward-looking statements related to management's expectations about future business conditions. Actual business conditions may differ significantly from management's expectations and accordingly affect the corporation's sales and profitability. Actual results may differ as a result of factors over which the corporation has no control, including



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economic activity, such as new housing construction, interest rates, currency exchange rates and consumer confidence; competitive activity such as price and product competition; and increases in raw material and energy costs. Additional information about the factors that affect the corporation's financial results is included in the corporation's SEC filings. The corporation assumes no obligation to update the forward-looking information contained in this filing.




                                   SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            USG CORPORATION
                                                Registrant


Date: December 27, 2000                By:  /s/ Richard H. Fleming
                                            -------------------------------
                                       Its: Executive Vice President
                                            and Chief Financial Officer